Exhibit (h)(4)

FORM OF TRANSFER AGENCY SERVICES AGREEMENT

THIS AGREEMENT is made as of February     , 2011 by and between HIGHLAND FUNDS II, a Massachusetts business trust (the “Fund”) and BNY MELLON INVESTMENT SERVICING (US) INC., a Massachusetts corporation (“BNYM”).

W I T N E S S E T H:

WHEREAS, the Fund is registered as an open-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund wishes to retain BNYM to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to its investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a “Portfolio”), and BNYM wishes to furnish such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Definitions. As used in this Agreement:

(a)	“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

(c)	“1940 Act” has the meaning set forth in the recitals hereof and includes the rules and regulations of the SEC promulgated thereunder.

(d)	“Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund’s Board of Trustees to give Oral Instructions or Written Instructions on behalf of the Fund. An Authorized Person’s scope of Authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(e)	“Board of Trustees” and “Shareholders” shall have the same meanings as used in the Fund’s organizational documents.

(f)	“Oral Instructions” mean oral instructions received by BNYM from an Authorized Person or from a person reasonably believed by BNYM to be an Authorized Person.

(g)	“SEC” means the Securities and Exchange Commission.

(h)	“Securities Laws” mean the 1933 Act, the 1934 Act and the 1940 Act.

(i)	“Shares” mean the Fund’s shares of beneficial interest.

(j)	“Written Instructions” means (i) written instructions signed by an Authorized Person and received by BNYM or (ii) trade instructions transmitted (and received by BNYM) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

2.	Appointment. The Fund hereby appoints BNYM to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to each of the Portfolios in accordance with the terms set forth in this Agreement. BNYM accepts such appointment and agrees to furnish such services.

3.	Compliance with Rules and Regulations. BNYM agrees to comply with the applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by BNYM hereunder. Except as specifically set forth herein, BNYM assumes no responsibility for such compliance by the Fund.

4.	Instructions.

(a)	Unless otherwise provided in this Agreement, BNYM shall act only upon Oral Instructions or Written Instructions, including standing Written Instructions related to ongoing instructions received electronically.

(b)	BNYM shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by BNYM to be an Authorized Person) pursuant to this Agreement. BNYM may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund’s Board of Trustees or of the Fund’s Shareholders, unless and until BNYM receives Written Instructions to the contrary.

(c)

The Fund agrees to forward to BNYM Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by BNYM or its affiliates) and shall endeavor to ensure that BNYM receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by BNYM shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, BNYM shall incur no liability to the Fund in acting upon such Oral Instructions or Written Instructions provided that BNYM’s actions comply with the other provisions of this Agreement.

5.	Right to Receive Advice.

(a)	Advice of the Fund. If BNYM is in doubt as to any action it should or should not take, BNYM may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

(b)	Advice of Counsel. If BNYM shall be in doubt as to any question of law pertaining to any action it should or should not take, BNYM may request advice at its own cost from such counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser or BNYM, at the option of BNYM).

(c)	Conflicting Advice. In the event of a conflict between directions, advice or Oral Instructions or Written Instructions BNYM receives from the Fund, and the advice it receives from counsel, BNYM shall be entitled to rely upon and follow the advice of counsel provided that such counsel is selected with reasonable care. BNYM shall promptly inform the Fund of such conflict and BNYM shall refrain from acting in the event of a conflict unless counsel advises BNYM that a failure to take action is likely to result in additional loss, liability or expense. In the event BNYM relies on the advice of counsel, BNYM remains liable for any action or omission on the part of BNYM which constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by BNYM of any duties, obligations or responsibilities set forth in this Agreement.

(d)	Protection of BNYM. BNYM shall be protected in any action it takes or does not take in reliance upon directions, advice or Oral Instructions or Written Instructions it receives from the Fund or (to the extent permitted under clause (c) above) from counsel and which BNYM believes, in good faith, to be consistent with those directions, advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon BNYM (i) to seek such directions, advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of BNYM’s properly taking or not taking such action. Nothing in this subsection shall excuse BNYM when an action or omission on the part of BNYM constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by BNYM of any duties, obligations or responsibilities set forth in this Agreement.

6.	Records; Visits. The books and records pertaining to the Fund and the Portfolios, which are in the possession or under the control of BNYM, shall be the property of the Fund. Such books and records shall be prepared, preserved and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund and its duly authorized officers, employees and agents and the staff of the SEC shall have access to such books and records at all times during BNYM’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by BNYM to the Fund or to an Authorized Person, at the Fund’s expense.

7.	Confidentiality. Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or BNYM, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or BNYM a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (g) has been or is independently developed or obtained by the receiving party.

8.	Cooperation with Accountants. BNYM shall cooperate with the Fund’s independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such independent public accountants as reasonably requested by the Fund.

9.	BNYM System. BNYM shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by BNYM in connection with the services provided by BNYM to the Fund.

10.	Disaster Recovery. BNYM shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment. In the event of equipment failures, BNYM shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. BNYM shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by BNYM’s own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

11.	Compensation.

(a)

As compensation for services rendered by BNYM during the term of this Agreement, the Fund, on behalf of each Portfolio, will pay to BNYM a fee or fees as may be agreed to from time to time in writing by the Fund and BNYM. The

Fund acknowledges that BNYM may receive float benefits and/or investment earnings in connection with its maintaining certain accounts under this Agreement.

(b)	The undersigned hereby represents and warrants to BNYM that (i) the terms of this Agreement, and (ii) the fees and expenses associated with this Agreement have been approved by the Board of Trustees of the Fund to the extent required by applicable law.

12.	Indemnification.

(a)	The Fund, on behalf of each Portfolio, agrees to indemnify, defend and hold harmless BNYM and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including without limitation reasonable attorneys’ fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) (collectively, “Losses”) arising from any action or omission to act which BNYM takes (i) at the request or on the direction of or in reliance on the advice of the Fund or (ii) upon Oral Instructions or Written Instructions; provided, however, neither BNYM, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising out of BNYM’s or its affiliates’ own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement; provided further that in the absence of a finding to the contrary the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have been the result of BNYM’s or its affiliates own willful misfeasance, bad faith, gross negligence or reckless disregard of such duties and obligations under this Agreement.

(b)	Notwithstanding anything in this Agreement to the contrary, the Fund shall not be liable to BNYM or its affiliates for any consequential, special or indirect losses or damages which BNYM or its affiliates may incur or suffer as a consequence of this Agreement, whether or not the likelihood of such damages or losses was known by the Fund.

13.	Responsibility of BNYM.

(a)	BNYM shall be under no duty to take any action on behalf of the Fund or any Portfolio except as necessary to fulfill its duties and obligations as specifically set forth herein or as may be specifically agreed to by BNYM in writing. BNYM shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement. BNYM agrees to indemnify, defend and hold harmless the Fund from Losses arising out of BNYM’s failure to perform its duties under this Agreement to the extent such damages arise out of BNYM’s willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

(b)

Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) BNYM shall not be liable for losses beyond its control, provided that BNYM has acted in accordance with the standard of care set forth above; and (ii) BNYM shall not be liable for (A) the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which BNYM reasonably believes to be genuine; or (B) subject to Section 10, delays or errors or loss of data occurring by reason of circumstances beyond BNYM’s control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(c)	Notwithstanding anything in this Agreement to the contrary, neither BNYM nor its affiliates shall be liable to the Fund for any consequential, special or indirect losses or damages which the Fund may incur or suffer by or as a consequence of BNYM’s or its affiliates’ performance of the services provided hereunder, whether or not the likelihood of such losses or damages was known by BNYM or its affiliates.

14.	Description of Services.

(a)	Services Provided on an Ongoing Basis, If Applicable.

(i)	Calculate 12b-1 payments;

(ii)	Maintain shareholder registrations;

(iii)	Review new applications and correspond with shareholders to complete or correct information;

(iv)	Direct payment processing of checks or wires;

(v)	Prepare and certify stockholder lists in conjunction with proxy solicitations;

(vi)	Countersign share certificates;

(vii)	Prepare and mail to shareholders confirmation of activity;

(viii)	Provide toll-free lines for direct shareholder use, plus customer liaison staff for on-line inquiry response;

(ix)	Mail duplicate confirmations to broker-dealers of their clients’ activity, whether executed through the broker-dealer or directly with BNYM;

(x)	Provide periodic shareholder lists and statistics to the Fund;

(xi)	Provide detailed data for underwriter/broker confirmations;

(xii)	Prepare periodic mailing of year-end tax and statement information;

(xiii)	Notify on a timely basis the investment adviser, accounting agent, and custodian of fund activity;

(xiv)	Perform other participating broker-dealer shareholder services as may be agreed upon from time to time;

(xv)	Accept and post daily Share purchases and redemptions;

(xvi)	Accept, post and perform shareholder transfers and exchanges; and

(xvii)	Issue and cancel certificates (when requested in writing by the shareholder).

(b)	Purchase of Shares. BNYM shall issue and credit an account of an investor, in the manner described in the Fund’s prospectus, once it receives:

(i)	A purchase order in good form;

(ii)	Proper information to establish a shareholder account; and

(iii)	Confirmation of receipt or crediting of funds for such order to the Fund’s transfer agent.

(c)	Redemption of Shares. BNYM shall process requests to redeem Shares as follows:

(i)	All requests to transfer or redeem Shares and payment therefor shall be made in accordance with the Fund’s prospectus, when the shareholder tenders Shares in proper form, accompanied by such documents as BNYM reasonably may deem necessary.

(ii)	BNYM reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the instructions is valid and genuine and that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to process transfers or redemptions which BNYM, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or redemption.

(iii)	When Shares are redeemed, BNYM shall deliver to the Fund’s custodian (the “Custodian”) and the Fund or its designee a notification setting forth the number of Shares redeemed. Such redeemed Shares shall be reflected on appropriate accounts maintained by BNYM reflecting outstanding Shares of the Fund and Shares attributed to individual accounts.

(iv)	BNYM shall, upon receipt of the monies provided to it by the Custodian for the redemption of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures established from time to time between BNYM and the Fund.

(v)	When a broker-dealer notifies BNYM of a redemption desired by a customer, and the Custodian provides BNYM with funds, BNYM shall prepare and send the redemption check to the broker-dealer and made payable to the broker-dealer on behalf of its customer, unless otherwise instructed in writing by the broker-dealer.

(vi)	BNYM shall not process or effect any redemption requests with respect to Shares of the Fund after receipt by BNYM or its agent of notification of the suspension of the determination of the net asset value of the Fund.

(d)	Dividends and Distributions. Upon a resolution of the Fund’s Board of Trustees authorizing the declaration and payment of dividends and distributions and Written Instructions to BNYM, BNYM shall issue dividends and distributions declared by the Fund in Shares, or, upon shareholder election, pay such dividends and distributions in cash, if provided for in the Fund’s prospectus. Such issuance or payment, as well as payments upon redemption as described above, shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. BNYM shall mail to the Fund’s shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Fund as are required to be filed and mailed by applicable law, rule or regulation. BNYM shall prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends above a stipulated amount paid by the Fund to its shareholders as required by tax or other law, rule or regulation.

(e)	Shareholder Account Services.

(i)	BNYM may arrange, in accordance with the prospectus, for issuance of Shares obtained through:

•	Any pre-authorized check plan; and

•	Direct purchases through broker wire orders, checks and applications.

(ii)	BNYM may arrange, in accordance with the prospectus, for a shareholder’s:

•	Exchange of Shares for shares of another fund with which the Fund has exchange privileges;

•	Automatic redemption from an account where that shareholder participates in a automatic redemption plan; and/or

•	Redemption of Shares from an account with a checkwriting privilege.

(f)	Communications to Shareholders. Upon timely Written Instructions, BNYM shall mail all communications by the Fund to its shareholders, including:

(i)	Reports to shareholders;

(ii)	Confirmations of purchases and sales of Fund shares;

(iii)	Monthly or quarterly statements;

(iv)	Dividend and distribution notices; and

(v)	Tax form information.

(g)	Records. BNYM shall maintain records of the accounts for each shareholder showing the following information:

(i)	Name, address and United States Taxpayer Identification or Social Security number;

(ii)	Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

(iii)	Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder’s account;

(iv)	Any stop or restraining order placed against a shareholder’s account;

(v)	Any correspondence relating to the current maintenance of a shareholder’s account;

(vi)	Information with respect to withholdings; and

(vii)	Any information required in order for BNYM to perform any calculations required by this Agreement.

(h)	Lost or Stolen Certificates. BNYM shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation. A new certificate shall be registered and issued only upon:

(i)	The shareholder’s pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by BNYM; and

(ii)	Completion of a release and indemnification agreement signed by the shareholder to protect BNYM and its affiliates.

(i)	Shareholder Inspection of Share Records. Upon a request from any Fund shareholder to inspect share records, BNYM will notify the Fund and the Fund will issue instructions granting or denying each such request. Unless BNYM has acted contrary to the Fund’s instructions, the Fund agrees to and does hereby release BNYM from any liability for refusal of permission for a particular shareholder to inspect the Fund’s share records.

(j)	Withdrawal of Shares and Cancellation of Certificates. Upon receipt of Written Instructions, BNYM shall cancel outstanding certificates surrendered by the Fund to reduce the total amount of outstanding shares by the number of shares surrendered by the Fund.

(k)	Lost Shareholders. BNYM shall perform such services as are required in order to comply with rule 17Ad-17 of the 1934 Act (the “Lost Shareholder Rule”), including, but not limited to, those set forth below. BNYM may, in its sole discretion, use the services of a third party to perform some of or all such services.

(i)	documentation of search policies and procedures;

(ii)	execution of required searches;

(iii)	tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and

(iv)	preparation and submission of data required under the Lost Shareholder Rules.

Except as set forth above, BNYM shall have no responsibility for any escheatment services.

(l)	Retirement Plans.

(i)	In connection with the individual retirement accounts, simplified employee pension plans, rollover individual retirement plans, educational IRA’s and ROTH individual retirement accounts (“IRA Plans”), 403(b) Plans and money purchase and profit sharing plans (“Qualified Plans”) (collectively, the “Retirement Plans”) within the meaning of Section 408 of the Internal Revenue Code of 1986, as amended (the “Code”) sponsored by the Fund for which contributions of the Fund’s shareholders (the “Participants”) are invested solely in Shares of the Fund, BNYM shall provide the following administrative services:

(A)	Establish a record of types and reasons for distributions (i.e., attainment of age 59-1/2, disability, death, return of excess contributions, etc.);

(B)	Record method of distribution requested and/or made;

(C)	Receive and process designation of beneficiary forms requests;

(D)	Examine and process requests for direct transfers between custodians/trustees, transfer and pay over to the successor assets in the account and records pertaining thereto as requested;

(E)	Prepare any annual reports or returns required to be prepared and/or filed by a custodian of a Retirement Plan, including, but not limited to, an annual fair market value report, Forms 1099R and 5498; and file same with the IRS and provide same to Participant/Beneficiary, as applicable; and

(F)	Perform applicable federal withholding and send Participants/Beneficiaries an annual TEFRA notice regarding required federal tax withholding.

(ii)	BNYM shall arrange for PFPC Trust Company to serve as custodian for the Retirement Plans sponsored by the Fund.

(iii)	With respect to the Retirement Plans, BNYM shall provide the Fund with the associated Retirement Plan documents for use by the Fund and BNYM shall be responsible for the maintenance of such documents in compliance with all applicable provisions of the Code and the regulations promulgated thereunder.

(m)	Print Mail. The Fund hereby engages BNYM as its print/mail service provider with respect to those items and for such fees as may be agreed to from time to time in writing by the Fund and BNYM.

(n)	Proxy Advantage. The Fund hereby engages BNYM as its proxy solicitation service provider with respect to those items and for such fees as may be agreed to from time to time in writing by the Fund and BNYM.

15.	Duration and Termination. This Agreement shall continue until terminated by the Fund or by BNYM on sixty (60) days’ prior written notice to the other party. In the event the Fund gives notice of termination, all reasonable expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor administration services agent (and any other service provider(s)), and all trailing expenses incurred by BNYM, will be borne by the Fund.

16.

Notices. Notices shall be addressed (a) if to BNYM, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: General Counsel; (b) if to the Fund, at 13455 Noel Road, Suite 800, Dallas, Texas 75240, Attention: General Counsel and the President of Retail Funds or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

17.	Amendments. This Agreement, or any term thereof, including without limitation the Exhibits hereto, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

18.	Delegation; Assignment. This Agreement and the rights and duties of the parties herein may not be assigned or delegated by any party without the written consent of each party, except that BNYM may assign or delegate its duties to any affiliate of BNYM upon thirty (30) days’ prior written notice to the Fund.

19.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.	Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

21.	Miscellaneous.

(a)	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and Oral Instructions.

(b)	Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(c)	Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(d)	Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(e)	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(f)	Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(g)	Privacy. Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors in the Fund obtained under this Agreement, except as necessary to carry out the services set forth in this agreement or as otherwise permitted by law or regulation.

(h)	The Fund will provide such information and documentation as BNYM may reasonably request in connection with services provided by BNYM to the Fund.

(i)	To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of BNYM and certain of its affiliates are financial institutions, and BNYM may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. BNYM may also ask (and may have already asked) for additional identifying information, and BNYM may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

22.	Anti-Money Laundering Program Services. BNYM will perform one or more of the services described in subsections (1) through (6) of this Section 22 if requested by the Fund (“AML Services”).

(1)	Anti-Money Laundering.

(A)	To the extent the other provisions of this Agreement require BNYM to establish, maintain and monitor accounts of investors in the Fund consistent with the Securities Laws, BNYM shall perform reasonable actions necessary to assist the Fund in complying with Section 352 of the USA PATRIOT Act, as follows: BNYM shall: (a) establish and implement written internal policies, procedures and controls reasonably designed to help prevent the Fund from being used to launder money or finance terrorist activities; (b) provide for independent testing, by an employee who is not responsible for the operation of BNYM’s anti-money laundering (“AML”) program or by an outside party, for compliance with BNYM’s written AML policies and procedures; (c) designate a person or persons responsible for implementing and monitoring the operation and internal controls of BNYM’s AML program; and (d) provide ongoing training of BNYM personnel relating to the prevention of money-laundering activities.

(B)	Upon the reasonable request of the Fund, BNYM shall provide to the Fund: (x) a copy of BNYM’s written AML policies and procedures; (y) at the option of BNYM, a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof, or a certification that the findings of the independent party are satisfactory; and (z) a summary of the AML training provided for appropriate BNYM personnel.

(C)	Without limiting or expanding subsections (A) or (B) above, the parties agree this Section 22(1) relates solely to Fund compliance with Section 352 of the USA PATRIOT Act and does not relate to any other obligation the Fund may have under the USA PATRIOT Act, including without limitation Section 326 thereof.

(2)	Foreign Account Due Diligence.

(A)	To assist the Fund in complying with requirements regarding a due diligence program for “foreign financial institution” accounts in accordance with applicable regulations promulgated by U.S. Department of Treasury under Section 312 of the USA PATRIOT Act (“FFI Regulations”), BNYM will do the following:

(i)	Implement and operate a due diligence program that includes appropriate, specific, risk-based policies, procedures and controls that are reasonably designed to enable the Fund to detect and report, on an ongoing basis, any known or suspected money laundering activity conducted through or involving any correspondent account established, maintained, administered or managed by the Fund for a “foreign financial institution” (as defined in 31 CFR 103.175(h))(“Foreign Financial Institution”);

(ii)	Conduct due diligence to identify and detect any Foreign Financial Institution accounts in connection with new accounts and account maintenance;

(iii)	Assess the money laundering risk presented by each such Foreign Financial Institution account, based on a consideration of all appropriate relevant factors (as generally outlined in 31 CFR 103.176), and assign a risk category to each such Foreign Financial Institution account;

(iv)	Apply risk-based procedures and controls to each such Foreign Financial Institution account reasonably designed to detect and report known or suspected money laundering activity, including a periodic review of the Foreign Financial Institution account activity sufficient to determine consistency with information obtained about the type, purpose and anticipated activity of the account;

(v)	Include procedures to be followed in circumstances in which the appropriate due diligence cannot be performed with respect to a Foreign Financial Institution account;

(vi)	Adopt and operate enhanced due diligence policies for certain Foreign Financial Institution accounts in compliance with 31 CFR 103.176(b);

(vii)	Record due diligence program and maintain due diligence records relating to Foreign Financial Institution accounts; and

(viii)	Report to the Fund about measures taken under (i)-(vii) above.

(B)	Nothing in Section 22(2) shall be construed to require BNYM to perform any course of conduct that is not required for Fund compliance with the FFI Regulations.

(C)	Without limiting or expanding subsections (A) or (B) above, the parties agree this Section 22(2) relates solely to Fund compliance with Section 312 of the USA PATRIOT Act and does not relate to any other obligation the Fund may have under the USA PATRIOT Act, including without limitation Section 326 thereof.

(3)	Customer Identification Program.

(A)	To assist the Fund in complying with requirements regarding a customer identification program in accordance with applicable regulations promulgated by U.S. Department of Treasury under Section 326 of the USA PATRIOT Act (“CIP Regulations”), BNYM will do the following:

(i)	Implement procedures which require that prior to establishing a new account in the Fund BNYM obtain the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the “Data Elements”) for the “Customer” (defined for purposes of this Agreement as provided in 31 CFR 103.131) associated with the new account.

(ii)

Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened. Methods of verification may consist of non-documentary methods (for which BNYM may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), and may include procedures under which BNYM personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).

(iii)	Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 103.131(b)(3).

(iv)	Regularly report to the Fund about measures taken under (a)-(c) above.

(v)	If BNYM provides services by which prospective Customers may subscribe for shares in the Fund via the Internet or telephone, work with the Fund to notify prospective Customers, consistent with 31 CFR 103.131(b)(5), about the program conducted by the Fund in accordance with the CIP Regulations.

(B)	Nothing in Section 22(3) shall be construed to require BNYM to perform any course of conduct that is not required for Fund compliance with the CIP Regulations, including by way of illustration not limitation the collection of Data Elements or verification of identity for individuals opening Fund accounts through financial intermediaries which use the facilities of the National Securities Clearing Corporation.

(4)

FinCEN Requests Under USA PATRIOT Act Section 314(a). The Fund hereby engages BNYM to provide certain services as set forth in this subsection (b) with respect to FinCEN Section 314(a) information requests (“Information Requests”) received by the Fund. Upon receipt by BNYM of an Information Request delivered by the Fund in full compliance with all 314(a) Procedures (as defined below), BNYM will compare appropriate information contained in the Information Request against relevant information contained in account records maintained for the Fund. Information relating to potential matches resulting from these comparisons, after review by BNYM for quality assurance purposes (“Comparison Results”), will be made available to the Fund in a timely manner. The Fund will retain responsibility for filing reports with FinCEN that may be appropriate based on the Comparison Results. In addition, (i) a potential match involving a tax identification number will be forwarded by BNYM to BNYM’s SAR Service for analysis in conjunction with other relevant activity contained in records for the particular relevant account, and (ii) if, after such analysis, BNYM’s SAR Service determines that the potential match could constitute a “suspicious activity”, as that term is used for purposes of the USA Patriot Act, then BNYM’s SAR Service will deliver a suspicious activity referral to the Fund.

“314(a) Procedures” means the procedures adopted from time to time by BNYM governing the delivery and processing of Information Requests transmitted by BNYM’s clients to BNYM, including without limitation requirements governing the timeliness, content, completeness, format and mode of transmissions to BNYM.

(5)	U.S. Government List Matching Services.

(A)	BNYM will compare Appropriate List Matching Data (as defined in subsection (C) below) contained in BNYM databases which are maintained for the Fund pursuant to this Agreement (“Fund Data”) to “U.S. Government Lists”, which is hereby defined to mean the following:

(i)	data promulgated in connection with the list of Specially Designated Nationals published by the Office of Foreign Asset Control of the U.S. Department of the Treasury (“OFAC”) and any other sanctions lists or programs administered by OFAC to the extent such lists or programs remain operative and applicable to the Fund (“OFAC Lists”);

(ii)	data promulgated in connection with the list of Non-Cooperative Countries and Territories (“NCCT List”) published by the Financial Action Task Force;

(iii)	data promulgated in connection with determinations by the Director (the “Director”) of the Financial Crimes Enforcement Network of the U.S. Department of the Treasury that a foreign jurisdiction, institution, class of transactions, type of account or other matter is a primary money laundering concern (“PMLC Determination”); and

(iv)	data promulgated in connection with any other lists, programs or determinations (A) which BNYM determines to be substantially similar in purpose to any of the foregoing lists, programs or determinations, or (B) which BNYM and the Fund agree in writing to add to the service described in this subsection (a).

(B)	In the event that following a comparison of Fund Data to a U.S. Government List as described in subsection (a) BNYM determines that any Fund Data constitutes a “match” with the U.S. Government List in accordance with the criteria applicable to the particular U.S. Government List, BNYM:

(i)	will notify the Fund of such match;

(ii)	will send any other notifications required by applicable law or regulation by virtue of the match;

(iii)	if a match to an OFAC List, will to the extent required by applicable law or regulation assist the Fund in taking appropriate steps to block any transactions or attempted transactions to the extent such action may be required by applicable law or regulation;

(iv)	if a match to the NCCT List or a PMLC Determination, will to the extent required by applicable law or regulation conduct a suspicious activity review of accounts related to the match and if suspicious activity is detected will deliver a suspicious activity referral to the Fund;

(v)	if a match to a PMLC Determination, will assist the Fund in taking the appropriate special measures imposed by the Director; and

(vi)	will assist the Fund in taking any other appropriate actions required by applicable law or regulation.

(C)	“Appropriate List Matching Data” means (A) account registration and alternate payee data, to the extent made appropriate by statutes, rules or regulations governing the U.S. Government Lists, (ii) data determined by BNYM in good faith in light of statutes, rules or regulations governing the U.S. Government Lists to be necessary to provide the services described in this Section 3(b)(5), and (iii) data the parties agree in writing to be necessary to provide the services described in this Section 22(5).

(6)

Legal Process. The Fund hereby engages BNYM to provide certain services as set forth in this subsection (6) with respect to legal process (civil and criminal subpoenas, civil or criminal seizure orders, IRS civil or criminal notices including notices of lien or levy, other functionally equivalent legal process as the parties mutually agree) received by the Fund and furnished to BNYM Regulatory Management at a time and in a manner affording BNYM Regulatory Management reasonable opportunity to act on it (“Legal Process”). The Fund shall have the sole and exclusive obligation to furnish the information, documentation or other material requested by the Legal Process but BNYM will assist the Fund in complying with the Legal Process after reviewing appropriate customer account activity. In addition, if BNYM, after a review of the Legal Process based on preliminary criteria, determines an investigation of potential suspicious activity is warranted, (i) BNYM will perform an analysis of other activity contained in records for the particular relevant account(s), and (ii) if, after such analysis, BNYM determines that the Legal Process together with activity contained in relevant account records could indicate the existence of “suspicious activity”, then BNYM will deliver a suspicious activity referral to the Fund.

(7)	BNYM agrees to permit governmental authorities with jurisdiction over the Fund to conduct examinations of the operations and records relating to the services performed by BNYM under this Section 22 upon reasonable advance request and during normal business hours and to furnish copies at the Fund’s cost and expense of information reasonably requested by the Fund or such authorities and relevant to the services.

(8)	For purposes of clarification: All Written Procedures relating to the services performed by BNYM pursuant to this Section 22 and any information, written matters or other recorded materials relating to such services and maintained by BNYM shall constitute Confidential Information of BNYM, except to the extent, if any, such materials constitute Fund records under the Securities Laws.

(9)	The Fund is solely and exclusively responsible for determining the applicability to the Fund of the Bank Secrecy Act, the USA PATRIOT Act, regulations of FinCEN, and all other laws and regulations, as they may be constituted from time to time (“Fund Applicable Laws”), for complying with the Fund Applicable Laws, for determining the extent to which the AML Services assist the Fund in complying with the Fund Applicable Laws, and for furnishing any supplementation or augmentation to the AML Services it determines to be appropriate, and acknowledges that BNYM has given no advice and makes no representations with respect to such matters. Section 22 of the Agreement shall not be construed to impose on BNYM any obligation other than to engage in the specific course of conduct specified by the provisions therein, and in particular shall not be construed to impose any other obligation on BNYM to design, develop, implement, administer, or otherwise manage compliance activities of the Fund. The services provided pursuant to this Section 22 may be changed at any time and from time to time by BNYM in its reasonable sole discretion to include commercially reasonable provisions appropriate to the relevant requirements of the Fund Applicable Laws and the description of services contained in Section 14 shall be deemed revised accordingly without written amendment pursuant to Section 17.

23.	Red Flags Services. In the event the Fund elects to receive the Red Flags Services, the provisions of Exhibit B, which is hereby incorporated by reference into this Agreement as if fully set forth herein, shall apply.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BNY MELLON INVESTMENT SERVICING (US) INC.

By:

Title:

HIGHLAND FUNDS II

By:

Title:

EXHIBIT A

THIS EXHIBIT A, dated as of                     , is Exhibit A to that certain Transfer Agency Services Agreement dated as of                     , among BNY Mellon Investment Servicing (US) Inc. and Highland Funds II.

Portfolios

Highland U.S Equity Fund (f/k/a GE U.S. Equity Fund)

Class A

Class B

Class C

Class Y

Class R

Highland Tax-Exempt Fund (f/k/a GE Tax-Exempt Fund)

Class A

Class B

Class C

Class Y

Highland Short-Term Govt Fund (f/k/a GE Short-Term Govt Fund)

Class A

Class B

Class C

Class Y

Class R

Highland Fixed Income Fund (f/k/a GE Fixed Income Fund)

Class A

Class B

Class C

Class Y

Class R

Highland Global Equity Fund (f/k/a GE Global Equity Fund)

Class A

Class B

Class C

Class Y

Class R

Highland International Equity Fund (f/k/a GE International Equity Fund)

Class A

Class B

Class C

Class Y

Class R

Highland Premier Growth Equity Fund (f/k/a GE Growth Equity Fund)

Class A

Class B

Class C

Class Y

Class R

Highland Money Market Fund II (f/k/a GE Money Market Fund)

Class A

Class B

Class C

                  Institutional Class

Highland Government Securities Fund (f/k/a GE Government Securities Fund)

Class A

Class B

Class C

Highland Small-Cap Value Equity Fund (f/k/a GE Small-Cap Value Equity Fund

Class A

Class B

Class C

Class Y

Class R

Highland Core Value Equity Fund (f/k/a GE Core Value Equity Fund)

Class A

Class B

Class C

Class Y

Class R

Highland Total Return Fund (f/k/a GE Total Return Fund)

Class A

Class B

Class C

Class Y

Class R

Exhibit B

Red Flags Services

(a) The provisions of this Exhibit B shall apply in the event the Fund elects to receive Red Flags Services. Section 3(e) of the Agreement together with this Exhibit B is referred to collectively as the “Red Flags Section”.

(b) BNYM agrees, commencing as of the effective date of the Red Flags Requirements (as defined in Section (b) below) or the Execution Date, whichever is later, to provide the Fund with the “Red Flags Services”, which is hereby defined to mean the following services:

(i)	BNYM will maintain written controls reasonably designed to detect the occurrence of Red Flags (as defined below) in connection with (i) account opening and other account activities and transactions conducted directly through BNYM with respect to Direct Accounts (as defined below), and (ii) transactions effected directly through BNYM by Covered Persons (as defined below) in Covered Accounts (as defined below). Such controls, as they may be revised from time to time hereunder, are referred to herein as the “Controls”. Solely for purposes of the Red Flags Section, the capitalized terms below will have the respective meaning ascribed to each:

(A)	“Red Flag” means a pattern, practice, or specific activity or a combination of patterns, practices or specific activities which may indicate the possible existence of Identity Theft (as defined below) affecting a Registered Owner (as defined below) or a Covered Person.

(B)	“Identity Theft” means a fraud committed or attempted using the identifying information of another person without authority.

(C)	“Registered Owner” means the owner of record of a Direct Account on the books and records of the Fund maintained by BNYM as registrar of the Fund (the “Fund Registry”).

(D)	“Covered Person” means the owner of record of a Covered Account on the Fund Registry.

(E)	“Direct Account” means an Account established directly with and through BNYM as a registered account on the Fund Registry and through which the owner of record has the ability to directly conduct account and transactional activity with and through BNYM.

(F)	“Covered Account” means an Account established by a financial intermediary for another as the owner of record on the Fund Registry and through which such owner of record has the ability to conduct transactions in Fund shares directly with and through BNYM.

(G)	“Account” means (1) an account holding Fund Shares with respect to which a natural person is the owner of record, and (2) any other account holding Fund Shares with respect to which there is a reasonably foreseeable risk to the particular account owner’s customers from identity theft, including financial, operational, compliance, reputation, or litigation risks.

(ii)	BNYM will provide the Fund with a printed copy of or Internet viewing access to the Controls.

(iii)	BNYM will notify the Fund of Red Flags which it detects and reasonably determines to indicate a significant risk of Identity Theft to a Registered Owner or Covered Person (“Possible Identity Theft”) and assist the Fund in determining the appropriate response of the Fund to the Possible Identity Theft.

(iv)	BNYM will (A) engage an independent auditing firm or other similar firm of independent examiners to conduct an annual testing of the Controls and issue a report on the results of the testing (the “Audit Report”), and (B) furnish a copy of the Audit Report to the Fund; and

(v)	Upon Fund request, issue a certification in a form determined to be appropriate by BNYM in its reasonable discretion, certifying to BNYM’s continuing compliance with the Controls after the date of the most recent Audit Report.

(b) The Fund agrees it is responsible for complying with and determining the applicability to the Fund of Section 114 of the Fair and Accurate Credit Transaction Act of 2003 and regulations promulgated thereunder by the Federal Trade Commission (the “Red Flags Requirements”), for determining the extent to which the Red Flags Services assist the Fund in complying with the Red Flags Requirements, and for furnishing any supplementation or augmentation to the Red Flags Services it determines to be appropriate, and that BNYM has given no advice and makes no representations with respect to such matters. This Red Flags Section shall not be interpreted in any manner which imposes a duty on BNYM to act on behalf of the Fund or otherwise, including any duty to take any action upon the occurrence of a Red Flag, other than as expressly provided for in this Red Flags Section. The Controls and the Red Flags Services may be changed at any time and from time to time by BNYM in its reasonable sole discretion to include commercially reasonable provisions appropriate to the Red Flags Requirements, as they may be constituted from time to time. The Fund shall pay BNYM the fee for Red Flags Services as established by BNYM in the Fee Agreement.

(c) Notwithstanding any other provision of the Agreement:

(i)	BNYM’s cumulative, aggregate liability to the Fund for any and all Loss caused directly or indirectly by any act, omission or conduct related to the terms of this Red Flags Section, the recovery of which is not otherwise excluded or barred by another provision of this Agreement, shall not exceed the greater of (i) $25,000, or (ii) fees received by BNYM for the Red Flags Services during the six (6) months immediately prior to the last relevant Loss Date, up to a maximum of $50,000.

(ii)	In the event of a material breach of this Red Flags Section by BNYM, a Fund’s sole and exclusive termination remedy shall be to terminate the Red Flags Services by complying with any notice and cure period provisions in the Agreement applicable to a material breach of the Agreement, but the Fund shall not be entitled to terminate any other provision of the Agreement. For purposes of clarification: The foregoing provision is not intended to restrict, modify or abrogate any remedy available to a Fund under another provision of the Agreement for a breach of the Red Flags Section by BNYM other than the termination remedy.

[End of Exhibit B]